Quantum Technologies Reports Third Quarter 2014 Financial Results

•	Expanded revenue streams emerge from investments in CNG fuel storage module product development and build out of assembly capabilities
LAKE FOREST, Calif., November 6, 2014 /PRNewswire-FirstCall/ - Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a global leader in compressed natural gas (CNG) storage systems, integration and vehicle system technologies, today reported its results for the third quarter of 2014. Conference call information is provided below.
Third Quarter and First Nine Months 2014 Highlights:

•	Total revenue growth of 10% for the first nine months of 2014 compared to the same period in 2013

•
Third quarter marked a significant transitional period with respect to an evolving product mix; shifting from sales of CNG tank vessels to delivering additional value as a supplier of CNG storage modules that integrate its tank vessels in a complete packaged system

•	Strong momentum and expanding customer base for deliveries of the Company’s new storage system product offerings:

•	Q-CabLITE™, an innovative light-weight Back-of-Cab CNG fuel storage modules storing up to 123 diesel gallon equivalents that integrate three of its 25” diameter tanks

•	Q-RailLITE™, the next generation rail mounted CNG fuel storage modules for medium and heavy duty applications

•	Investments in fuel module product development and production set up provides the market with industry leading weight and capacity product advantages due to design and integration advancements

•
Revenues from third quarter deliveries of storage system products to new customers offset a 70% decline in sequential quarterly revenues associated with a historically key customer, Agility Fuel Systems (Agility)

•	Initial deliveries began in September for General Motors’ Chevrolet Impala passenger vehicle integrating a CNG fuel system developed by the Company

•
Entered into a commercial alliance with Mainstay Fuel Technologies in August to jointly offer Back-of-Cab CNG systems that integrate the Company’s 21” diameter tanks; alliance also provides a broader presence in the CNG industry and access to resources located on the east coast

•	Entered into a long-term development program with an automotive OEM alliance in September to develop next generation hydrogen storage tanks

•	S,G&A expenses decreased 10% for the third quarter and 14% for the first nine months of 2014 compared to the prior year periods driven by continued cost reductions and facility consolidations

•	Amended the facility lease for our Lake Forest, California campus in September which will reduce the monthly base rents by 23% beginning in June 2015
Third Quarter 2014 Operating Results Overview
Total revenues from continuing operations amounted to $6.6 million for the third quarter of 2014, of which $5.0 million related to product sales and $1.6 million related to contract engineering services. This represents a decrease of $2.1 million in total revenues as compared to the third quarter of the prior year that amounted to $8.7 million, of which $6.7 million related to product sales and $2.0 million related to contract engineering services.
Product revenue in the current year period was generated primarily from the sale of CNG fuel storage tanks and complete modules, including shipments of the Company’s new Q-CabLITE product line and General Motors Chevrolet CNG Impala production units. During the quarter, the Company made incremental investments in product development and manufacturing capabilities to move these new systems into commercial production.
The Company’s total backlog of unfulfilled product orders and services under contract was $22.5 million as of September 30, 2014, of which $14.8 million related to product orders and $7.7 million related to contract service arrangements.
The Company reported an operating loss from continuing operations of $4.6 million for the third quarter of 2014, as compared to an operating loss of $0.9 million for the third quarter of 2013.
During the third quarter, the Company received additional product orders from new and existing customers for its Q-Lite® CNG storage tanks and its complete fully-integrated fuel storage modules, including the Q-CabLITE and Q-RailLITE that incorporate the Q-Lite storage tanks.

“This was the first full quarter of operations and results for our CNG storage systems strategy and it represents significant activities in completing product development and validation and standing up our systems production lines. We believe these efforts now set the stage for a strong increase in the delivery of system units for the remainder of 2014 and into next year. During the course of this year, we have made a significant investment in expanding our production facilities as well as product development and the advancement of innovative CNG storage and system products,” said Brian Olson, President and CEO of Quantum. “We are out of the gate with our storage system business plan and we are pleased with the progress made during this first period. In addition to bringing our products to market and growing our customer base, we have redefined storage technology by integrating our industry leading light-weight tanks into an innovative storage system offering weight, capacity and cost advantages to the industry,” continued Mr. Olson.

Fuel Storage & Vehicle Systems Segment
All revenues from continuing operations are generated by the Fuel Storage & Vehicle Systems segment.
During the third quarter, product revenues decreased to $5.0 million compared to $6.7 million recognized in the prior year quarter. Current period product revenue was primarily composed of CNG fuel storage tanks and packaged fuel systems, including shipments of the Company’s Q-CabLITE product line and General Motors Chevrolet CNG Impala production units. The decline in overall product revenue was mainly due to a decline in year over year sales of storage tanks to a historically key customer, Agility. Revenues from shipments to this customer declined 77% in the current year third quarter compared to the third quarter of 2013 and by 70% compared to the second quarter of 2014.
Gross margins on product sales for the third quarter declined as compared to the same periods of 2013 primarily due to lower volumes, changes in product mix and incremental costs associated with the introduction of the Company’s new storage system products. Specifically, gross margins during the current year third quarter were negatively impacted by initial operational start-up costs and high build costs associated with setting up expanded manufacturing processes to produce new fuel storage module products. These third quarter current period costs include incremental expenses to set up new supply chains, establish new processes, acquire parts and raw materials at low volume premium pricing levels, and scrapping of parts that did not meet the Company’s internal quality standards or that resulted from design enhancements. The Company expects these types of incremental expenses to significantly decline during the fourth quarter and to further improve over time as the manufacturing process matures and it realizes higher volume levels, which it anticipates will lead to improved gross product margins in future periods.
Contract services revenue for this segment decreased 20% to $1.6 million in the third quarter of 2014 as compared to $2.0 million for the third quarter of 2013. Contract revenue is derived primarily from system development, application engineering and qualification testing of products and systems under funded contracts with OEMs and other customers.
The decrease in contract services revenue and costs of contract services provided was primarily attributable to the wind-down of certain programs, including development activities of the CNG bi-fuel system for the General Motors Chevrolet Impala which went into initial production during September 2014, and customer initiated program delays associated with the CNG development program we have been working on for ZHRO Solutions, LLC and Advanced Green Innovations, LLC.
The operating results of this segment include research and development expenses associated with internally funded engineering development programs. The expenses for these programs amounted to $2.2 million in the third quarter of 2014, as compared to $1.2 million in the third quarter of 2013. Internally funded research and development in 2014 primarily related to efforts to advance our CNG tank and complete systems technologies. Included in the third quarter of 2014 were incremental expenses associated with significant design and validation efforts associated with the Company’s innovative Q-CabLITE™ Back-of-Cab module system that was introduced during the third quarter of 2014.
This segment reported an operating loss of $3.2 million for the third quarter in 2014, as compared to operating income of $0.6 million reported for the third quarter of 2013.
Capital expenditures were $1.3 million in the third quarter of 2014 and related primarily to the expansion of tank manufacturing and fuel storage module assembly capabilities and facility infrastructure.
Corporate Segment
Corporate expenses were $1.5 million and $4.9 million in the third quarter and first nine months of 2014, as compared to $1.6 million and $5.2 million for the same periods in the prior year, respectively, representing reductions of 6% over the same periods in the prior year.

Renewable Energy Segment - held for sale
As previously announced, the Company is in the process of selling the assets of its wholly owned subsidiary, Schneider Power Inc. (Schneider Power), and is actively pursuing buyers for the remaining business operations. Schneider Power, an operator of the 10 megawatt Zephyr Wind Farm and holder of interests in certain renewable energy projects, represents the entire operations of the Company’s Renewable Energy business segment. As a result of the Company’s intent to sell the remaining assets of the business, the historical activities and balances of the Renewable Energy business segment are reported as discontinued operations held for sale.
The Renewable Energy segment reported a net loss after taxes of $0.2 million in the third quarter of 2014, as compared to net loss after taxes of $0.4 million in the third quarter of 2013.
Net loss reported for discontinued operations includes the recognition of $0.3 million of revenue from energy sales in the third quarter of 2014 and $0.4 million in the third quarter of 2013. Operating expenses in the third quarter of 2014 were $0.2 million, as compared to $0.5 million in the same period in 2013. The decrease in net loss from discontinued operations during the third quarter of 2014 as compared to the prior year period was primarily due to a loss of $0.2 million associated with the initial closing of the sale of a wind farm during the third quarter of 2013.
Non-Reporting Segment Results
Interest Expense. Interest expense decreased 68% to $0.4 million for the third quarter of 2014 as compared to the same period in the prior year, primarily as a result of lower effective interest rates and lower average balances on outstanding debt obligations.
Fair Value Adjustments of Derivative Instruments. Derivative instruments consisted of embedded features contained within certain warrant contracts. Fair value adjustments of derivative instruments represent non-cash unrealized gains or losses. The share price of the Company's common stock represents the primary underlying variable that impacts the value of the derivative instruments. The decrease in fair value adjustments recognized during the third quarter of 2014 were primarily due to a decrease in outstanding instruments accounted for as derivatives coupled with a decrease in the Company’s closing share price that decreased the fair value of the derivative instrument liabilities.
Consolidated Net Loss - Third Quarter and First Nine Months
The consolidated net loss for the third quarter of 2014 was $5.2 million, compared to a net loss of $5.5 million in the third quarter of 2013, representing an improvement of 6%. The $0.3 million improvement in net loss for the current year period was primarily attributable to the effects of non-operating activities, which included a $3.0 million increase in gains resulting from the change in fair value of derivative instruments and a $0.8 million decrease in net interest expense. The consolidated net loss for the first nine months of 2014 was $10.6 million, compared to a net loss of $17.0 million for the first nine months of 2013, representing an improvement of 37%.
Balance Sheet and Liquidity
For its continuing operations, the Company had cash and cash equivalents of $5.6 million, working capital of $11.8 million and up to $2.5 million of availability under a line of credit as of September 30, 2014.

Financial Tables
The Company’s condensed consolidated financial information for the three and nine month periods ended September 30, 2014 and 2013 is as follows:

Quantum Fuel Systems Technologies Worldwide, Inc.
Condensed Consolidated Financial Information
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Statements of Operations:
Revenues:
Net product sales	$5,048,445	$6,730,267	$14,680,433	$14,964,543
Contract services	1,569,778	1,967,030	6,422,711	4,218,915
Total revenues	6,618,223	8,697,297	21,103,144	19,183,458
Costs of revenues:
Cost of product sales	5,713,080	4,695,734	13,312,589	10,759,978
Cost of contract services	1,087,248	1,273,270	4,193,747	2,626,249
Total costs of revenues	6,800,328	5,969,004	17,506,336	13,386,227
Gross margin	(182,105)	2,728,293	3,596,808	5,797,231
Operating expenses:
Research and development	2,224,009	1,203,444	5,378,521	4,508,981
Selling, general and administrative	2,220,369	2,472,515	7,305,729	8,496,425
Total operating expenses	4,444,378	3,675,959	12,684,250	13,005,406
Operating loss	(4,626,483)	(947,666)	(9,087,442)	(7,208,175)

Other income (expense):
Interest expense, net	(397,414)	(1,238,331)	(1,632,661)	(4,315,612)
Fair value adjustments of derivative instruments, net	22,000	(2,935,629)	2,005,864	(2,651,629)
Other, net	—	—	(1,765,000)	(5,998)
Loss from continuing operations before income taxes	(5,001,897)	(5,121,626)	(10,479,239)	(14,181,414)
Income tax expense	—	—	(1,600)	(1,600)
Loss from continuing operations	(5,001,897)	(5,121,626)	(10,480,839)	(14,183,014)
Loss from discontinued operations, net of taxes	(198,132)	(411,006)	(155,560)	(2,817,606)
Net loss	$(5,200,029)	$(5,532,632)	$(10,636,399)	$(17,000,620)

Per share data - basic and diluted:
Loss from continuing operations	$(0.21)	$(0.34)	$(0.47)	$(1.05)
Loss from discontinued operations	(0.01)	(0.02)	(0.01)	(0.21)
Net loss	$(0.22)	$(0.36)	$(0.48)	$(1.26)

Weighted average shares outstanding -
Basic and Diluted	23,290,453	15,181,666	22,115,183	13,527,420

Cash Flow Information (1):
Net cash used in operating activities	$(5,038,719)	$(2,665,518)	$(13,415,992)	$(6,282,374)
Net cash used in investing activities	(1,326,313)	(35,785)	(5,880,394)	(1,339,609)
Net cash provided by financing activities	1,909,429	5,212,043	18,058,553	11,622,556
(1) The cash flow information includes Schneider Power for the periods presented.

	September 30,	December 31,
	2014	2013
Balance Sheet Information:
Continuing Operations:
Cash and cash equivalents	$5,614,689	$6,254,359
Working capital	$11,784,044	$3,499,175
Total assets	$44,714,501	$39,645,800

Derivative instruments classified as current	$20,000	$2,415,000

Debt obligations, current and non-current:
Principal and accrued interest	$15,042,520	$17,412,016
Debt discounts	(4,837,733)	(5,671,145)
Total	$10,204,787	$11,740,871

Discontinued Operations:
Cash and cash equivalents	$153,009	$777,622
Total assets	$24,001,622	$26,358,742
Total liabilities	$21,100,497	$23,415,110

Total stockholders' equity	$27,829,301	$16,979,592

Shares issued and outstanding:
Common stock; $0.02 par value	23,285,431	18,875,253

Financial Results Call Scheduled:
The call will take place on Thursday, November 6, 2014 at 1:30 p.m. Pacific time (4:30 p.m. Eastern time). If you are interested in participating in the financial results conference call, please call 800-207-9287 or 706-679-1155 if dialing internationally, and provide the Conference ID #29596459, approximately ten minutes prior to the starting time. An operator will request your name and organization. You will then be placed on hold until the call begins.
For those of you unable to join the earnings call, a playback of the call will be available via telephone approximately three hours after the call. The number for this service is: 855-859-2056 or 404-537-3406, using Conference ID #29596459. The playback will be available until 11:45 p.m. Pacific Time on November 20, 2014.The call will also be available on the Company's Investor Relations web page approximately two days after the call at:
http://www.qtww.com/about/investor_information/conference_calls/index.php
About Quantum
Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies, including engine and vehicle control systems and drivetrains. Quantum produces one of the most innovative, advanced, and light-weight compressed natural gas storage tanks in the world, and supplies these tanks, in addition to fully integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast-to-market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.

Forward Looking Statements:
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation.  All statements included in this report, other than those that are historical, are forward-looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology.  Examples of forward-looking statements include statements regarding our expectation for continued growth in the demand for our CNG products and services, our belief that our historical activities will result in an increase in the delivery of our CNG systems during the fourth quarter of 2014 and into the next year, our expectation that certain costs and expenses incurred during the quarter in connection with the implementation of systems strategy will significantly decrease in the fourth quarter and further improve in the future, whether our gross margins will improve as anticipated, our belief that our historical activities will result in an increase in the delivery of CNG systems during the fourth quarter of 2014 and into the next year, our belief that new engineering contracts and new product offerings will contribute to the future growth of product sales, and our intention to sell Schneider Power’s remaining assets. Various risks and other factors, such as the continued relationship with our key customers and suppliers, the cost of natural gas, the accuracy of the assumptions used in our business plan, our customer’s decision on whether to produce the products currently in development, whether we can satisfy the conditions required in order for us to become the production supplier under programs currently in development and whether we can find a buyer for the Schneider Power assets on terms acceptable to us, if at all, could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.   For a complete description of all risk factors affecting our business, you are encouraged to review the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission. Additional information will be set forth in the Risk Factors section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 to be filed with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update the information in this release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
More information about the products and services of Quantum can be found at http://www.qtww.com/ or you may contact:
Quantum Investor Relations
Phone:  949-399-4555
Email:  ir@qtww.com

2014 Quantum Fuel Systems Technologies Worldwide, Inc.
Advanced Technology Center
25242 Arctic Ocean Drive, Lake Forest, CA 92630
Phone 949-399-4500  Fax 949-399-4600